Exhibit 10.18

COMMERCIAL CONTRACT

1. PURCHASE AND SALE Tamir Silvers, LLC (“BUYER”) agrees to buy and Spacehab, Inc., (“SELLER”) agrees to sell the property described as: 620 Magellan Road, Cape Canaveral, FL 32920.

Legal Description:	PT OF SEC LYING N OF CANAL AS DESC IN ORB 3121 PG 4396 (PORT AUTHORITY LEASE ACCT #117) Parcel ID #24-37-10-00-00252.0 Totaling approximately 57,856 sq. ft. of building and 4 acres (Illegible)

and the following Personal Property

none

(all collectively referred to as the “Property”) on the terms and conditions set forth below. The “Effective Date” of this Contract is the date on which the last of the Parties signs the latest offer. Time is of the essence in this Contract. Time periods of 5 days or less shall be computed without including Saturday, Sunday, or national legal holidays and any time period ending on a Saturday. Sunday or national legal holiday shall be extended until 5:00 p.m. on the next business day.

2. PURCHASE PRICE:		$4,800,000.00
(a) Deposit to be held in escrow by (Illegible)		$50,000.00
(b) Additional deposit to be make within 3 days from Effective Date	$
(c) Total mortgages (as referenced in Paragraph 3)		$2,880,000.00
(d) Other	$
(e) Balance to close, subject to adjustments and prorations, to be make with cash, locally drawn certified or cashier’s check or wire transfor		$1,870,000.00

3. THIRD PARTY FINANCING: Within N/A days from Effective Date (“Application Period”), BUYER shall, at BUYER’S expenses, apply for third party financing in the amount of up to $3,360,000.00 or 70% of the purchase price to be amortized over a period of (to be determined) years and due in no less than (to be determined) years and with a fixed interest rate not to exceed to be determined per year or variable interest rate not to exceed to be determined % at origination with a lifetime cap not to exceed to be determined % from initial rate, with additional terms as follows:

BUYER shall pay for the mortgagee title insurance policy and for all loan expenses. BUYER shall timely provide any and all credit, employment, financial, and other information reasonably required by any lender. BUYER shall notify SELLER immediately upon obtaining financing or being rejected by a lender. If BUYER, after diligent effort, fails to obtain a written commitment within _ from Effective Date (“Financing Period”), BUYER may cancel the Contract by giving prompt notice to SELLER and BUYER’S deposit(s) will be returned to BUYER in accordance with Paragraph 9.

4. TITLE: SELLER has the legal capacity to and shall convey marketable title to the Property by              statutory warranty deed ☒                      , free of liens, easements and encumbrances of record or known to SELLER, but subject to property taxes for the year of closing; covenants, restrictions and public utility easements of record; and (list any other matters to which title will be subject)                                         ; provided there exists a; closing no violation of the foregoing and none of them prevents BUYER’S intended use of the Property as commercial real estate investment.

(a) Evidence of Title: SELLER shall at Seller’s expense within thirty (30) days from Effective Date deliver to BUYER a title insurance commitment by a Florida licensed title insurer and, upon BUYER recording the deed, an owner’s policy in the amount of the purchase price for fee simple title subject only to exceptions stated above.

         an abstract of title, prepared or brought current by an existing abstract firm or certified as correct by an existing firm. However, if such an abstract is not available to SELLER, then a prior owner’s title policy acceptable to the proposed insurer as a base for reissuance of coverage. The prior policy will include copies of all policy exceptions and an update in a format acceptable to BUYER from the policy effective date and certified to BUYER or BUYER’S closing agent together with copies of all documents recited in the prior policy and in the update.

(b) Title Examination: BUYER shall, within 15 days from receipt of the evidence of title deliver written notice to SELLER of title defects. Title shall be deemed acceptable to BUYER if (1) BUYER fails to deliver proper notice of defects or (2) BUYER delivers proper written notice and SELLER cures the defects within 30 days from receipt of the notice (“Curative Period”). If the defects are cured within the Curative Period, closing shall occur within 10 days from receipt by BUYER of notice of such curing SELLER may elect not to cure defects if SELLER reasonably believes any defect cannot be cured within the Curative Period. If the defects are not cured within the Curative Period, BUYER shall have 10 days from receipt of notice of SELLER’S inability to cure the defects to elect whether to terminate this Contract or accept title subject to existing defects and close the transactions without reduction in purchase price. The party who pays for the evidence of title will also pay related title service fees including title and abstract charges and title examination.

(c) Survey: (check one)

☒ SELLER shall, within ten (10) days from Effective Date, deliver to BUYER copies of surveys, plans, specifications, and engineering documents, if any, and the following documents relevant to this transaction:                                         , prepared for SELLER or in SELLER’S possession, which show all currently existing structures.

☒ BUYER shall, at ☐ SELLER’S ☒ BUYER’S expense and within the time period allowed to deliver and examine title evidence, obtain a current certified survey of the Property from a registered surveyor. If the survey reveals encroachments on the Property or that the improvements encroach on the lands of another, ☐ BUYER shall accept the Property with existing encroachments, ☒ such encroachments shall constitute a title defect to be cured within the Curative Period.

(d) Ingress and Egress: SELLER warrants that the Property presently has ingress and egress.

(e) Possession: SELLER shall deliver possession and keys for all locks and alarms to BUYER at Closing. In accordance with terms defined in the attached (Illegible)

5. CLOSING DATES AND PROCEDURE: This transaction shall be closed in Brevard County, Florida on or before April 30, 2005, or within sixty (60) days from Effective Date (“Closing Date”), unless otherwise extended herein. ☒ SELLER ☐ BUYER shall designate the closing agent. BUYER and SELLER shall, within ten (10) days from Effective Date, deliver to Escrow Agent signed instructions which provide for closing procedures. If an institutional lender is providing purchase funds, lender requirements as to place, time of day and closing procedures will control over any contrary provisions in this Contract.

(a) Costs: BUYER shall pay taxes and recording fees on notes, mortgages and financing statements and recording fees for the deed. SELLER shall pay taxes on the deed and recorded

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fees for documents needed to cure title defects. If SELLER is obligated to discharge any encumbrance at or prior to closing and fails to do so, BUYER may use purchase proceeds to satisfy the encumbrances.

(b) Documents: SELLER shall provide the deed, bill of sale, mechanics lien affidavit, assignments of leases, updated rent roll, tenant and lender estoppel letters, assignments of permits and licenses, corrective instruments and letters notifying tenant of the change in ownership/rental agent. If any tenant refuses to execute an estoppel letter, SELLER shall certify that information regarding the tenant’s lease is correct. If SELLER is a corporation, SELLER shall deliver a resolution of its Board of Directors authorizing the sale and delivery of the deed and certification by the corporate Secretary certifying the resolution and setting forth acts showing the conveyance conforms with the requirements of local law. SELLER shall transfer security deposits to BUYER. BUYER shall provide the closing statement mortgages, and notes, security agreements and financing statements.

(c) Taxes, Assessments, and Prorations: The following items shad be made current and prorated ☒ as of Closing Date         as of                     : real estate taxes, bond and assessment payments assumed by BUYER, interest, rents, association dues, insurance premiums acceptable to BUYER, operational expenses and                                         .

If the amount of taxes and assessments for the current year cannot be ascertained, rates for the previous year shall be used with due allowance being make for improvements and exemptions. SELLER is aware of the following assessments affecting or potentially affecting the Property: none                                                                                   .

BUYER shall be responsible for all assessments of any kind which become due and owing on or after Effective Date, unless the improvement is substantially completed as of Closing Date, in which case SELLER shall be obligated to pay the entire assessment.

(d) FIRPTA Tax Withholding: The Foreign Investment in Real Property Act (“FIRPTA”) requires BUYER to withhold at closing a portion of the purchase proceeds for remission to the Internal Revenue Service (“IRS”) if” SELLER” is a “foreign person” as defined by the Internal Revenue Code. The parties agree to comply with the provisions of FIRPTA and to provide, at or prior to closing, appropriate documentation to establish any applicable exemption from the withholding requirement. If withholding is required and BUYER does not have cash sufficient at closing to meet the withholding requirement. SELLER shall provide the necessary funds and BUYER shall provide proof to SELLER that such funds were properly remitted to the IRS.

6. ESCROW: BUYER and SELLER (Illegible)

Telephone (Illegible)	Facsimile (Illegible)
Address: (Illegible)

to act as “Escrow Agent” to receive funds and other items and, subject to clearance, disburse them in accordance with the terms of this Contract. Escrow Agent will deposit all funds received in ☒ a non-interest bearing escrow account          an interest bearing escrow account with interest accruing to                                                         . If Escrow Agent receives conflicting demands or has a good faith doubt as to Escrow Agent’s duties or liabilities under this Contract, he/she may (a) hold the subject matter of the escrow until the parties mutually agree to its disbursement or until issuance of a court order or decision of arbitrator determining the parties’ rights regarding the escrow or (b) deposit the subject matter of the escrow with the clerk of the circuit court having jurisdiction over the dispute. Upon notifying the parties of such action, Escrow Agent shall be released from all liability except for the duty to account for items previously delivered out of escrow. if a licensed real estate broker. Escrow Agent shall comply with applicable provisions of Chapter 475. Florida Statutes. In any suit or arbitration in which Escrow Agent is make a party because of

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acting as agent hereunder or interpleads the subject matter of the escrow, Escrow Agent shall recover reasonably attorney’s fees and costs, which such fees and costs to be paid from the escrowed funds or equivalent and charged and awarded as court or other costs in favor of the prevailing party. The parties agree that Escrow Agent shall not be liable to any person for misdelivery to BUYER or SELLER of escrowed items, unless the misdelivery is due to Escrow Agent’s willful breach of this Contract or gross negligence.

7. PROPERTY CONDITION: SELLER shall deliver the Property to BUYER at the time agreed in its present “as is” condition, ordinary wear and tear excepted, and shall maintain the landscaping and grounds in a comparable condition. SELLER makes no warranties other than marketability of title. By accepting the Property “as is”. BUYER waives all claims against SELLER for any defects in the property.

☐(a) As Is: BUYER has inspected the Property or waives any right to inspect and accepts the Property in its “as is” condition.

☒(b) Due Diligence Period: BUYER will, at BUYER’S expense and within forty-five (45) days from Effective Date (“Due Diligence Period”), determine whether the Property is suitable, in BUYER’S sole and absolute discretion, for BUYER’S intended use and development of the Property as specified in Paragraph 4. During the Due Diligence period. BUYER may conduct any tests, analyses, surveys and investigations (“Inspections”) which BUYER deems necessary to determine to BUYER’S satisfaction the Property’s engineering, architectural, environmental properties; zoning and zoning restrictions; flood zone designation and restrictions; subdivision regulations; soil and grade: availability of access to public roads, water and other utilities; consistency with local, state and regional growth management and comprehensive land use plans; availability of permits, government approvals and Iicenses; compliance with American with Disabilities Act; absence of asbestos, soil and ground water contamination; and other inspections that BUYER deem appropriate to determine the suitability of the Property for BUYER’S intended use and development BUYER shall deliver written notice to SELLER prior to the expiration of the Due Diligence Period of BUYER’S determination of whether or not the Property is acceptable. BUYER’S failure to comply with this notice requirement shall constitute acceptance of the Property in its present “as is” condition. SELLER grants to BUYER, its agents, contractors and assigns, the right to enter the Property at any time during the Due Diligence Period for the purpose of conducting Inspections; provided, however, that BUYER, its agents, contractors and assigns enter the Property and conduct inspections at their own risk. BUYER shall indemnify and hold SELLER harmless from losses, damages, costs, claims and expenses of any nature. Including attorney’s fees at all levels, and from liability to any person, arising from the conduct of inspections or work authorized by BUYER. BUYER shall not engage in any activity that could result in a mechanics lien being filed against the Property without SELLER’S prior written consent. In the event this transaction does not close, (1) BUYER shall repair all damages to the Property resulting from the Inspections and return the Property to the condition it was in prior to conduct of the Inspections, and (2) BUYER shall, at BUYER’S expense, release to SELLER all reports and other work generated as a result of the Inspections. Should BUYER deliver timely notice that the Property is not acceptable, SELLER agrees that BUYER’S deposit shall be immediately returned to BUYER and the Contract terminated.

(c) Walk-through Inspection: BUYER may, on the day prior to closing or any other time mutually agreeable to the parties, conduct a final “walk through” inspection of the Property to determine compliance with this paragraph and to ensure that all Property is on the premises.

(d) Disclosures:

1. Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in building in

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Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

2. Energy Efficiency: BUYER may have determined the energy efficiency rating of the building, if any is locating on the Real Property.

8. OPERATION OR PROPERTY DURING CONTRACT PERIOD: SELLER shall continue to operate the Property and any business conducted on the Property in the manner operated prior to Contract and shall take no action which would adversely impact the Property, tenants, lenders, or business if any. Any changes, such as renting vacant space, which materially affect the Property or BUYER’S intended use of the Property shall be permitted ☒ only with BUYER’S consent ☐ without BUYER’S consent

9. RETURN OF DEPOSIT: Unless otherwise specified in the Contract, in the event any condition of this Contract is not met and BUYER has timely given any required notice regarding the condition having not been met, BUYER’S deposit shall be returned in accordance with applicable Florida laws and regulations.

10. DEFAULT:

(a)	In the event the sale is not closed due to any default or failure on the part of SELLER other than failure to make the title marketable after diligent effort, BUYER may either (1) receive a refund of BUYER’S deposit(s) or (2) seek specific performance. If BUYER elects a deposit refund, SELLER shall be liable to Broker for the full amount of the brokerage fee.

(b)	In the event the sale is not closed due to any default or failure on the part of BUYER, SELLER may retain all deposit(s) paid or agreed to be paid by BUYER as agreed upon liquidated damages, consideration for the execution of the Contract, and in full settlement of any claims, upon which this Contract shall terminate. If SELLER retains the deposit, SELLER will pay the Listing and Cooperating Brokers named in Paragraph 12 fifty percent of all forfeited deposits retained by SELLER (to be split equally among the Brokers) up to the full amount of the brokerage fee.

11. ATTORNEY’S FEES AND COSTS: In any claim or controversy arising out of relating to the Contract, the prevailing party, which for purposes of this provision shall include BUYER, SELLER, and Broker, shall be awarded reasonable attorney’s fees, costs and expenses.

12. BROKERS: Neither BUYER and SELLER has utilized the services of, or for any other reason owes compensation to, a licenses real estate Broker other than:

(a) Listing Broker: (Illegible)

who is an agent of ☒ SELLER ☐both parties ☐neither party and who will be compensated by ☒ SELLER ☐ BUYER ☐ both parties pursuant to ☐ a listing agreement ☐ other (specify)

(b) Cooperating Broker: JM Real Estate, Inc.

who is an agent of ☒ BUYER ☐ SELLER ☐ both parties ☐ neither party and who will be compensated by ☐ BUYER ☒ SELLER ☐ both parties pursuant to ☐ an MLS or other offer of compensation to a cooperating broker ☐ other (specify)                                     (collectively referred to as “Broker”) in connection with any act relating to the Property, including but not limited to inquiries, introductions, consultations and negotiations resulting in this transaction. SELLER and BUYER agree to indemnify and hold Broker harmless from and against losses, damages, costs and expenses of any kind, including reasonable attorney’s fees, and from liability to

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any person, arising from (1) compensation claimed which is inconsistent with the representation in this Paragraph, (2) enforcement action to collect a brokerage fee pursuant to Paragraph 10, (3) any duty accepted by Broker at the request of BUYER or SELLER, which duty is beyond the scope of services regulated by Chapter 475, F.S., as amended, or (4) recommendations of or services provided and expenses incurred by any third party whom Broker refers, recommends or retains for or on behalf of BUYER or SELLER.

13. ASSIGNABILITY; PERSONS BOUND: This Contract ☒ is not assignable ☐ is assignable. The terms “BUYER”, “SELLER” and “Broker” may be singular or plural. This Contract is binding upon BUYER, SELLER, and their heirs, personal representatives, successors, and assigns (if assignment is permitted).

14. OPTIONAL CLAUSES: (Initial if any of the following clauses are applicable and are attached as an addendum to this Contract):

☐	Arbitration	☐	SELLER Warranty	☐	Coastal Construction Control Line
☐	Section 1031 Exchange	☐	SELLER Financing	☐	Flood Area Hazard Zone
☐	Property Insp. & Repair	☐	Existing Mortgage	☐	Property Located in
Brevard County
☐	SELLER Representations	☐	Feasibility Study	☒	Other Addendum #1 to Commercial Contract

15. MISCELLANEOUS: The terms of the Contract constitute the entire agreement between BUYER and SELLER. Modifications to this Contract shall not be binding unless in writing, signed and delivered by the party to be bound. Signatures, initials, documents referenced in this Contract, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue to be fully effective. This Contract shall be construed under Florida law and shall not be recorded in any public records. Delivery of any written notice to any party’s agent shall be deemed delivery to that party.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING. BROKER ADVISES BUYER AND SELLER TO VERIFY ALL FACTS AND REPRESENTATIONS THAT ARE IMPORTANT TO THEM AND TO CONSULT AN APPROPRIATE PROFESSIONAL FOR LEGAL ADVICE (FOR EXAMPLE, INTERPRETING CONTRACTS, DETERMINING THE EFFECTS OF LAWS ON THE PROPERTY AND TRANSACTION, STATUS OF TITLE, FOREIGN INVESTOR REPORTING REQUIREMENTS, ETC.) AND FOR TAX, PROPERTY CONDITION, ENVIRONMENTAL AND OTHER SPECIALIZED ADVICE, BUYER ACKNOWLEDGES THAT BROKER DOES NOT OCCUPY THE PROPERTY AND THAT ALL REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) BY BROKER ARE BASED ON SELLER REPRESENTATIONS OR PUBLIC RECORDS UNLESS BROKER INDICATES PERSONAL VERIFICATION OF THE REPRESENTATION. BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF THE PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE.

DEPOSIT RECEIPT: Deposit of $50,000.00 by Simon & Simon TA Trust Account ☒ check other                                          received on                                         , 2005.

Signature of Escrow Agent

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OFFER: Buyer offers to purchase the Property on the above terms and conditions. Unless acceptance is signed by SELLER and a signed copy delivered to BUYER or BUYER’S agent no later than                               a.m.          p.m. on                                         , 20    . BUYER may revoke this offer and receive a refund of all deposits.

Date:	______________________	BUYER:	/s/ Illegible
Tamir Silvers, LLC

Title:                                  Telephone (305) 688-6360         Facsimile: (305) 688-2344

Address: 4600 NW 128th Street, Miami, Florida 33054

Date:	_______________________	BUYER:	________________________________________________________________________

Title:                                  Telephone:                                      Facsimile:

Address:

ACCEPTANCE: SELLER accepts BUYER’S offer and agrees to sell the Property on the above terms and conditions (         subject to the attached counter offer).

Date:	3/3/05	SELLER:	/s/ Illegible
Illegible

Title: Vice President         Telephone (321) ___________         Facsimile (321) 868-74__

Address: [Illegible]

Date:	SELLER:

Title:                                      Telephone:                                      Facsimile:

Address:

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ADDENDUM

to Commercial Contract for 620 Magellan Road, Cape Canaveral, Florida 32920

SELLER: Spacehab, Inc.

BUYER: Tamir Silvers, LLC

SUBJECT PROPERTY: 620 Magellan Road, Cape Canaveral, Florida 32920

DATE: February 24, 2005

1.	The Buyer shall have Forty Five (45) Days from the last date of execution by either of the parties known as the Effective Date of the Contract to make surveys, conduct feasibility studies, verify utility locations, inspection of septic tank, conduct soil tests and other tests or studies, as may be desired by the Buyer during this Inspection Period. Buyer shall have the right of access to the property for said surveys, tests or studies. In the event that results of the surveys, tests and studies are not to the satisfaction of the Buyer. In Buyer’s sole discretion, the Buyer may either:

a)	void this Contract by written notice to Seller via certified mail on or before the date set forth above in this paragraph, or;

b)	automatically extend the Inspection Period for an additional 30 days with consent of Seller provided the Buyer has been diligent in due diligence and has given Seller written notification of extension, or;

c)	waive this contingency and proceed with closing.

In the event the Buyer properly voids this contract in accordance to a above (or as it may be extended by b above), all earnest money will be returned to the Buyer and neither party will have any further liability to one another and this contract shall be null and void.

Buyer may at anytime during the Inspection Period, waive his rights to the Inspection Period and proceed with closing.

2.	Seller represents and warrants that it is unaware of any spills or leaks of petroleum products or other environmental contamination, endangered species, or wetlands that would prevent the use or development of the property. Seller represents and warrants that it is unaware of any endangered species or designated wetlands found on the property. Seller represents that it is unaware of any claims, formal or informal, by any federal, state, or local environmental or other agency, or any person relating to environmental contamination of the property, wetlands, or endangered species found on the property. This warranty shall survive the closing.

3.

Buyer shall, at Buyer’s expense and sole discretion, obtain a Phase I Environmental Report. Endangered Species Survey and/or Wetlands Delineation Survey prepared by a competent environmental engineering firm stating the subject property is free from hazardous wastes and that the asbestos levels, if any, are in compliance with all national, state and local government standards. In lieu of Buyer obtaining a new Phase I Environmental report. Endangered Species Survey, and/or Wetlands Delineation Survey. Buyer may, in their sole discretion, accept recent

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reports prepared for Seller. If available, Seller agrees to deliver copies of its most recent Phase I Environmental Report, Endangered Species Survey and Wetlands Delineation Survey to Buyer immediately after full execution of a contract. The Environmental Report, Endangered Species Survey and Wetlands Delineation Survey is to be satisfactory to Buyer in all respects to be determined by Buyer during the Inspection Period. If it is determined that the site has environmental contamination, wetlands or endangered species, it shall be the sole responsibility of the Seller, and prior to closing, to have all contamination removed from the site, wetlands mitigated, and/or endangered species mitigation, and receive a clean environmental report and surveys.

4.	JM Real Estate, Inc., is a licensed real estate broker in the State of Florida representing the Buyer this transaction. The broker of JM Real Estate, Inc., is Jewel McDonald, CPM. The purchase price includes a commission equal to two and 1/2 (2.5%) percent of the total agreed upon sale price, to be paid in full at closing to JM Real Estate, Inc.,

5.	Any controversy or claim arising out of or relating to this Contract, or the breach thereof, shall be settled by neutral binding arbitration in Brevard County. Florida, in accordance with the rules of American Arbitration Association and not by any court action except as provided by Florida law for judicial review of arbitration proceedings. Any court having appropriate jurisdiction may enter judgment upon the award rendered by the arbitrator(s). Filing a judicial action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction or other provisional remedies shall not constitute a waiver of the right to arbitrate under this paragraph. Any claims or disputes with or against real estate agents participating in this transaction shall be submitted to arbitration under this provision only with the written consent and joinder of the agent’s Broker. In connection with any arbitration or litigation between the parties, the prevailing party shall be entitled to recover all fees, costs, and expenses, including reasonable attorney’s fees, arbitrators’ fees and administrative fees of arbitration.

6.	Radon gas is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may result in health risks to persons who are exposed to it over time. Levels or radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit, pursuant to 404.056 (8). Florida Statutes.

7.	Lease Agreement: This Contract is subject to the full execution of a Lease Agreement for the entire building (outside wall to outside wall) for a five (5) year term at a rental rate of $7.78 per sq.ft., or $450,119/year, NNN (totally net of all building operating expenses, real estate taxes, insurance, all maintenance including HVAC, plumbing, electrical, etc., roof repairs / maintenance, Florida state sales tax, etc.) flat for Years 1 through 5. In addition, Buyer will also provide 1 each 5-year renewal option with annual CPI increase over the option period.

a)	Upon review of the Lease Agreement proposed by Tenant, the following modifications shall be made:

a.	Page 4 Compensation. Paragraph 3(a)3) Tenant’s late to be changed from 1% to 5%.

b.	Page 4 Operations/Maintenance. This paragraph shall be deleted in its entirety and shall be replaced by standard NNN CAM type language. Language to be provided.

c.	Page 12 Assignment and Subletting, Paragraph C shall be deleted in its entirety as it is the intent of Tenant to occupy the entire premises during the length of the term of the Lease.

8.	Financial Information: This Contract is subject to review and satisfaction of Buyer of the financial information to be provided by Spacehab, Inc.

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9.	Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows, which representations and warranties shall be deemed made by Seller to Buyer now and also as of the Closing Date.

(a)	Seller is the fee simple owner of the title to the Property and is duly authorized and empowered to sell the Property and improvements. By such deed Seller shall insure that Buyer is receiving 100% fee simple title to the subject property. Buyer will acquire hereunder good, marketable, and insurable title to the Property, free and clear of all liens, encumbrances, liabilities, agreements, leases, claims, rights, easements, and restrictions except approved permitted exceptions, and recorded easements. If a deed is needed from any other entities, Seller shall obtain same.

(b)	________________ parties in possession of any portion of the Property or Improvements except Seller, existing sub-tenants & Port Canaveral Authority.

(c)	To the best of Sellers knowledge without inquiry, other than disclosed in the Due Diligence Materials, there is no hazardous substance, as defined by applicable statue, ordinance, rule or agency guideline, in on or under the Project in violation of any applicable statute, ordinance, rule or agency guideline.

(d)	The Seller is a “United States person” within the meaning of Section 1445(f) (3) and 7701(a) 30 of the Internal Revenue Code of 1986, as amended;

(e)	Seller has no knowledge of any underground storage tanks affecting the Property.

(f)	It is the intent of the parties not to encumber the Property with any tenant lease obligations other than the leaseback described above.

(g)	Neither this Agreement nor anything provided to be done hereunder violates or shall violate any agreement to which Seller is party or law which otherwise affects the Property. If the sale of the Property does require the consent of other parties, Seller shall obtain all consents which Buyer’s counsel deems appropriate and necessary.

(h)	Seller and the persons making up the Seller have not made a general assignment for the benefit of creditors; filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; suffered the appointment of a receiver to take possession of all, or substantially all, of its assets suffered the attachment or judicial seizure of all, or substantially all, of its assets; admitted in writing its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(i)	That there are not and will not be on the Closing Date any agreements or understandings relating to the Property which would affect Seller’s ability to convey title hereunder. The performance of this Agreement by Seller and the sale of the Property do not require the consent or approval of any public or private authority, which has not already been obtained by Seller or will be obtained by Seller prior to the closing of the Sale and Purchase of the Property.

(j)	Other than as disclosed in this Agreement, any and all leasing commissions, management fees, or other sums due to any one concerning the tenants or the tenants’ lease, shall be paid for by Seller on or before Closing. Seller shall remain liable for any and all sales taxes that may be due and owing concerning the period of time while it was the owner of the Property.

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10.	Warranties and Representations of Buyer. Buyer hereby represents and warrants to Seller as follows, which representations and warranties shall be deemed made by Buyer to Seller also as of the Closing Date:

(a)	Buyer has full legal power and authority to enter into and perform this Agreement in accordance with its terms, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be affected by bankruptcy, insolvency and other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement is not in contravention of or in conflict with any Agreement or undertaking to which Buyer is a party or by which Buyer may be bound or affected.

(b)	The execution and delivery of this Agreement and the payment and performance by Buyer of its payments and obligations hereunder require no further action or approval in order to constitute this Agreement as a binding and enforceable obligation of Buyer.

11.	Survival of Representation, Covenants and Warranties. The representations, warranties and covenants made by Seller and Buyer herein, unless otherwise provided shall survive the Closing Date.

12.	Due Diligence Materials. On or prior to ten (10) Calendar days after the Effective Date and to the extent that such materials are within the control of the Seller or its agents. Seller shall provide to Buyer for inspection and copying the following materials (“Due Diligence Materials”):

a.	Reports prepared by third parties: any engineering, environmental tests or studies, soil tests or studies, and any other pertinent materials relating to the Property.

b.	The most recent building plans, including “as builts” and any engineering plans, and any other pertinent materials relating to the development and improvements on the Property.

c.	Seller’s operating expenses for the last year for the building and the property.

d.	Copies of all contracts and agreements that affect the Property.

e.	All paid tax bills of the Property for years 2002 and 2003 and 2004.

f.	List of all personal property including all building materials, fixtures, equipment, and other items of personal property now or hereafter affixed to or used in the operation by Seller in the subject property.

SELLER:
Spacehab, Inc.

/s/ Illegible		3/3/05
By:	Illegible	Date

BUYER:
Tamir Silvers, LLC

/S/ OFER TAMIR		3/3/05
By:	Ofer Tamir	Date

11

EXHIBIT “C”

TO COMMERCIAL CONTRACT

LEASE AGREEMENT

TAMIR SILVERS, LLC

LANDLORD

SPACEHAB, INCORPORATED,

TENANT

TABLE OF CONTENTS

1.	Leased Premises	3
2.	Term of Lease	3
3.	Rent	3
4.	Taxes	5
5.	Net Lease	6
6.	Option to Renew	7
7.	Intended Use	7
8.	Tenant’s General Agreements	7
9.	Deposit	8
10.	Fixtures	8
11.	Failure of Tenant to Maintain Premises	9
12.	Alterations and Additions	9
13.	Insurance and Third Party Liability	9
14.	Replacement of Premises	11
15.	Condemnation of Leased Premises	11
16.	Personal Property Taxes	12
17.	Entry by Landlord	12
18.	Assignment and Subletting	12
19.	Default	13
20.	Quiet Enjoyment	16
21.	Estoppel Certificate	16
22.	Subordination	17
23.	Non-Disturbance	17
24.	Notices	17
25.	Authority of Parties	18
26.	Leasing Commissions or Brokerage Fees	18
27.	[Intentionally Omitted]	18
28.	Environmental Matters	18
29.	Termination by Landlord	20
30.	[Intentionally Omitted]	20
31.	General Provisions	21

EXHIBITS TO LEASE

A	Legal Description of Real Property

Second Addendum to Purchase and Sale Agreement and to Lease

LEASE AGREEMENT

THIS LEASE is made and entered into this 17 of March 2005, by and between Tamir Silvers, LLC a Florida Corporation, hereinafter called “Landlord”, and SPACEHAB, INCORPORATED, a Washington corporation, hereinafter called “Tenant.” This Lease Agreement shall be effective upon execution by Landlord and Tenant.

WITNESSETH, THAT FOR AND IN CONSIDERATION of the mutual entry into this Lease, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Leased Premises: Underlying Lease.

A.	In consideration of the payment of the rent and the performance of the agreements of Tenant and Landlord hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord the following described premises (collectively, the “Premises” or the “Building”), situated in Brevard County, Florida subject to the provision of paragraphs 1.C. and 18.C below.

The building located at 620 Magellan Road, Cape Canaveral, Florida and situated on that certain parcel of real property described in Exhibit “A” attached hereto and made a part hereof by this reference (the “Real Property”).

B.	Landlord and Tenant acknowledge that this Lease is subject and subordinate to that certain Lease Agreement naming Canaveral Port Authority as Lessor (the “Ground Lessor”), having an effective date of February 1, 1991, filed April 21, 1991 and recorded in Official Records Book 3121, Page 4396, as modified by that certain Modification of Fifty Year Lease filed January 5, 1992 and recorded in Official Records Book 3171, Page 1458, all in the Public Records of Brevard County, Florida (the “Underlying Lease”). Tenant agrees not to do or fail to do or allow to be done any act or action that will cause a default under the Underlying Lease.

C.	Tenant shall lease from Landlord one hundred percent (100%) of the Building.

2.	Term of Lease. The term of this Lease (the “Term”) shall be for a period commencing on, May 1, 2005, or upon the date of the close of the sale of the building (the “Commencement Date”) and terminating on December 31, 2010, unless extended pursuant to Paragraph 6 below.

3.	Compensation.

A.	Rent:

1) Rent shall be $37509.92 per month or $450,119 per year plus total operating costs plus applicable sales taxes subject to paragraph 18 hereof (“Rent”). In

2) Rent during the full Term aforesaid shall be payable in advance on the first day of each calendar month during said Term at the office of Landlord set forth herein, or at such other place as Landlord may designate from time to time in writing. In the event that Rent due under this Lease shall commence on any day other than the first day of a calendar month, the Rent for the partial month shall be prorated to reflect the actual number of days the Premises were under Lease. All Rent shall be paid in lawful money of the United States of America without deduction or offset, prior notice or demand.

3) Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, additional processing and accounting expenses. Accordingly, should any installment of Rent shall not be paid by Tenant within five (5) days after written notice of non-payment, then Landlord may charge Tenant a late charge equal to five percent (5%) of such past due amount, but in no event more than $1,100 per occurrence during the initial lease Term. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of a late payment by Tenant.

B.	Operations/Maintenance:

It is the intent of the parties that the Rent payable to Landlord is absolutely net of all expenses associated with the operation, maintenance, real estate taxes, ground lease taxes and expenses, insurance, and upkeep of the Property and all sales or use taxes imposed on the rent. “Operations & Maintenance” means, in addition to Base Rent, Tenant shall pay the following sums plus any sales or use taxes imposed thereon:

(a) Insurance. Tenant’s Pro Rata Share of the total cost of all fire, extended coverage, storm and hurricane coverage, loss of rents coverage, liability, and workmen’s compensation, and other insurance coverage with respect to the Property. If Tenant’s approved use of occupancy of the Premises shall cause any increase in the premiums for the insurance coverage of the Property.

(b) Tenant’s Pro Rata Share. Tenant’s Pro Rata Share is 100%. Tenant’s Pro Rata Share is determined by dividing the approximate square footage of the Premises by the approximate square footage of the total leasable area of the Property. Tenant’s Pro Rate Share is subject to adjustment by Landlord based on the foregoing formula if the leasable area of the Property is diminished by casualty, condemnation or similar takings or other events reducing the leasable area or if the leasable area is increased by additions to the Property.

(c) Repairs and Maintenance:

(i) Unless otherwise expressly provided, Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Leased Premises during the term of this Lease. Tenant shall maintain the roof, foundation, parking area, and structural soundness of the exterior walls (including all overhead doors, if any, and entrance doors, if any) of the building in good repair and condition except for reasonable wear and tear. Tenant shall repair and pay for any damage caused by Tenant’s negligence or default. Tenant shall maintain, repair, and replace, if necessary all equipment and/or monitoring as related to fire sprinklers/fire alarm monitoring, air conditioning and heating equipment, and shall be responsible for maintaining current code requirements regarding same. Landlord is not responsible for any maintenance nor repair during the term of this Lease.

(ii) The Tenant shall pay for all sewage disposal services, water, gas, heat, electric current and other utilities furnished it or consumed by it, in or upon the Leased Premises at rates set by local public utility as approved by Public Authority having jurisdiction, and will keep the interior of the Leased Premises and appurtenances, in good order and repair, and in a clean, safe, and healthy condition (excepting, however, all repairs made necessary by reason of fire or other unavoidable casualty) at its own cost and expense.

(iii) All glass, both exterior and interior of said Premises is at the sole risk of Tenant, and any glass broken during the term of this Lease is to be promptly replaced with glass of the same kind and quality at the expense of Tenant.

(iv) Tenant shall also be responsible for all interior maintenance including interior walls, cleaning, and pest control. Tenant shall also be responsible for routine maintenance, and replacement if necessary, of the heating ventilation and air conditioning (HVAC) system and shall maintain it at all times at Tenant’s expense. Landlord shall have the right, from time to time, to request a copy of said HVAC routine maintenance agreement. Tenant also shall be responsible for replacement of all interior lights which burn out including ballasts, if necessary, repair of plumbing fixtures and cleaning stopped-up drains.

(v) Tenant shall, at its own cost and expense, repair or replace any damage or injury to all or any part of the Leased Premises caused by Tenant or Tenant’s agents, employees, invitees, licensees or visitors; provided, however, if Tenant fails to make repairs or replacements promptly, Landlord may, at its option, make the repairs or replacements and Tenant shall reimburse the cost thereof to Landlord on demand.

(vi) Tenant shall not allow any damage to be committed on any portion of the Leased Premises, and at the termination of this Lease, by lapse of time or otherwise. Tenant shall deliver the Leased Premises to Landlord in as good condition as at the first possession of Tenant, ordinary wear and tear excepted. The cost and expense of any repairs necessary to restore the condition of the Leased Premises shall be borne by Tenant, and if Landlord undertakes to restore the Leased Premises, it shall have a right of reimbursement against Tenant.

4.	Taxes.

A.	Real Property Taxes. At all times during the Term of this Lease, Tenant shall pay to Landlord a pro rata share equal to Tenant’s percentage of the total leased space on the

Property (i.e., unless otherwise agreed, after the first two (2) months, 65%) of all Real Property Taxes, as hereafter defined, assessed against the Premises no later than thirty (30) days after written notice from Landlord. Landlord shall pay all Real Property Taxes to the governmental agency levying such taxes. At all times during the Term of this Lease, Tenant shall pay its pro rata share of all other taxes assessed against the Premises or imposed upon the leasehold estate hereby created and any other tax assessed on an annual basis, and will pay when due one hundred percent (100%) of any and all other taxes and assessments levied or assessed during the Term hereof, upon or against: (i) all fixtures, equipment and any personal property of Tenant installed or located within the Premises; (ii) all alterations, additions, betterments or improvements of whatsoever kind or nature made by Tenant to the Premises; and (iii) the Rent payable hereunder by Tenant to Landlord (other than Landlord’s Federal and State income taxes thereon, if any). As used in this Lease “Real Property Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Premises in the nature of real property taxes, now or hereafter levied or assessed against Landlord by the United States of America, the State of Florida, the county wherein the Premises are located, or any political subdivision, public corporation, district or other political or public entity; and shall also include any other tax to the extent that such tax is imposed in lieu of or in addition to such Real Property Taxes.

B.	Other Taxes. Should any governmental agency require that a tax (including, but not limited to, a sales or use tax) be remitted .by Landlord, for and on behalf of said governmental authority and from time to time forwarded by Landlord to said governmental authority, the same shall be paid by Tenant to Landlord, and be collectible by Landlord, and payment thereof enforced in the same fashion as provided for the enforcement of payment of Rent hereunder.

C.	Proration of Taxes. At the beginning of the Term, taxes and assessments to be paid by Tenant shall be prorated so that, with respect to any taxes and assessments levied or assessed for a calendar year beginning before the beginning of the Term, Tenant shall pay only such proportion of said taxes and assessments as the portion of the calendar year occurring after the beginning of the Term bears to the entire calendar year. At the end of the Term, taxes and assessments to be paid by Tenant shall be prorated so that at the end of the Term, with respect to any taxes and assessments levied or assessed for a calendar tax year extending beyond the end of the Term, Tenant shall pay only such proportion of said taxes and assessments as the portion of the calendar tax year preceding the end of the Term bears to the entire calendar tax year.

5.

Net Lease. It is the purpose and intent of Landlord and Tenant that the Rent payable hereunder shall be net to Landlord so that this Lease shall yield, net, to Landlord the Rent as herein above provided, free of any charges, assessments, or impositions of any kind charged, assessed, or imposed on or against the Premises, and without abatement, deduction or setoff by Tenant, and Landlord shall not be expected or required to pay any such charge, assessment or imposition, or be under any obligation or liability hereunder except as herein expressly set forth, and that all costs, expenses and obligations of any kind relating to the maintenance, preservation, care, and operation of the Premises, including all alterations, and additions as hereinafter provided, which may arise or become due during the Term of this Lease or any Extended Term as hereinafter defined shall be paid by Tenant, and Landlord shall be indemnified and held harmless by Tenant from and against such costs, expenses and obligations.

6.	Option to Renew. Tenant shall have the option to renew and extend this Lease for an additional term of five (5) years (“Extended Term”). The Extended Term shall be upon the same terms, conditions and provisions contained in this Lease, provided that Rent then in effect shall be adjusted as set forth hereafter. In no event shall any percentage increase in Rent exceed the percentage increase in the Consumer Price Index as hereafter defined. For purposes of this Lease, the Consumer Price Index shall mean the most recent Consumer Price Index for Urban Wage Earners and Clerical Workers Revised (1982-84=100), published by the Bureau of Labor Statistics of the United States Department of Labor, all items, reported for the month prior to the Commencement Date of the Term shall be considered as the base Index in effect. The price Index in effect for the month prior to the beginning of the Extended Term shall be compared with this base Index figure. The Rent then in effect shall be increased , if appropriate, by the percentage of increase in the price Index in effect for the month prior to the first day of the Extended Term over the base Index. Tenant shall give Landlord preliminary written notice (the “Preliminary Notice”) of its intention to exercise the option to renew and extend this Lease for the Extended Term no less than one hundred twenty (120) days prior to the expiration of the initial Term. The Preliminary Notice does not commit the Tenant to renew or extend the Lease. No later than forty five (45) days after receipt of said notice, Landlord shall submit to Tenant its proposed lease price for the Extended Term. The parties shall promptly enter into negotiations to establish the firm price for the Extended Term. Tenant shall exercise its option to renew and extend this Lease for the Extended Term by delivering written notice to Landlord (the “Notice of Renewal”) no less than thirty (30) days prior to the expiration of the initial Term. Once given, the Notice of Renewal for the Extended Term shall be irrevocable by Tenant, except as may be otherwise provided in this Lease and the rent shall be the amount negotiated and agreed to by the parties or failing agreement by the parties the prior rent increased by the percentage increase or decreased in the price index as described above. Notwithstanding anything to the contrary contained in the foregoing, Tenant shall be entitled to exercise its option to renew only if Tenant shall not then be in default after notice and the expiration of any applicable grace period under any of the material terms, provisions, covenants or conditions of this Lease. In no event shall the Consumer Price Index increase on the Rent be less than a minimum of 3% per year or a maximum of 5% per year.

7.	Intended Use. Tenant is leasing the Premises for the uses (the “Intended Use”) set forth in the Underlying Lease, as hereafter defined. Tenant will not use the Premises for any use other than the Intended Use without Landlord’s prior written consent, which shall not be unreasonably withheld.

8.	Tenant’s General Agreements. For and in consideration of the leasing of said Premises aforesaid, Tenant does covenant and agree as follows, to-wit:

A.	To pay the Rent and all other sums due for said Premises hereinabove provided promptly when due and payable;

B.	To pay all assessments for water and sewer charges levied against such Premises and all charges for heating, cooling, gas, power, light, and all other services and utilities supplied to the Premises, telecommunication and information technology will be provide by the Tenant and the Tenant may provide those services to sublet or Landlord tenants, together with any taxes thereon, promptly when due and payable;

C.	[Intentionally Omitted]

D.	To keep all exterior and interior improvements and fixtures upon said Premises (including landscaping and blacktop or its equivalent) clean and neat in appearance and in good order and repair, ordinary wear and tear excepted, and to maintain all equipment and fixtures in accordance with applicable warranty maintenance schedules, and to replace same as the need arises;

E.	To order no improvements or repairs at the expense of Landlord (with Tenant expressly waiving the right to make improvements and repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect) and, at the expiration of this Lease, to surrender and deliver up said Premises in as good order and condition as when the same were entered upon, ordinary wear and tear excepted;

F.	To use said Premises for no purposes prohibited by the ordinances of the city and county in which said Premises are located or by the laws of the United States or the State of Florida, now in force or hereafter enacted; to comply, at Tenant’s sole cost and expense, with all laws, statutes, ordinances and other governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any Board of Fire Underwriters, occupational safety and health, administrators or other similar bodies now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises; and

G.	To surrender and deliver up the possession of the Premises promptly at the expiration of this Lease or the Extended Term.

9.	Deposit. None required in lieu of PM 2 (see attached Addendum).

10.

Fixtures. Tenant, at its expense, shall have the right, but not the obligation, to remove all furniture, equipment, and trade fixtures installed by Tenant or Government owned property at the expiration or termination of this Lease; provided, however, that Tenant shall repair any damage to the Premises caused by its removal of such furniture, equipment and trade fixtures. In the event that Tenant shall fail to make such repairs, Landlord shall have the right but not the obligation to make such repairs on behalf of Tenant. Landlord shall provide Tenant notice of the costs and expenses of such repairs and Tenant shall have thirty (30) days to approve the same. If Tenant fails to approve the costs and expenses of such repairs within such thirty (30) days, Tenant agrees to commence such repairs within thirty (30) days thereafter and proceed with due diligence to completion of such repairs. If Tenant fails to commence such repairs as aforesaid, Landlord shall have the right but not the obligation to make such repairs and Tenant shall be liable for and agrees to pay Landlord’s reasonable costs and expenses in making such repairs, which obligations shall survive the termination of the Lease.

11.	Failure of Tenant to Maintain Premises. If Tenant refuses or neglects to repair or maintain the Premises, as required hereunder, to the reasonable satisfaction of Landlord within thirty (30) days after written demand, Landlord may make such repairs or perform such maintenance without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property, or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay Landlord’s reasonable cost for making such repairs or performing such maintenance upon presentation of a bill therefor.

12.	Alterations and Additions.

A.	Tenant shall not make or allow to be made any alterations, additions or improvements to or of the Premises or any part thereof, without the prior written consent of Landlord, which shall not be unreasonably withheld. If Landlord’s written response to Tenant’s written request is not received by Tenant within thirty (30) days, Landlord’s failure to respond will be deemed as consent and Tenant may proceed with alterations, additions or improvements submitted to Landlord for approval. Any alterations, additions, or improvements to or of the Premises, but excepting furniture, equipment, and trade fixtures, shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises at the expiration of this Lease.

B.	In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant, the same may be made by Tenant at Tenant’s sole cost and expense in accordance with all applicable codes’, ordinances and other governmental regulations.

C.	Tenant shall keep the Premises free of mechanics’ and material men’s liens (construction liens), judgment, tax and all other liens arising out of any construction or other work done for or debts incurred by Tenant, unless the same are being contested in good faith by Tenant. Not less than seven (7) days prior to the commencement of any construction, alteration or addition to the Premises, Tenant shall notify Landlord in writing of its intention to commence the same and Landlord shall have the right to post and maintain on the Premises such notices of non-responsibility as are provided for under applicable law.

13.	Insurance and Third Party Liability.

A.

Each party shall be solely responsible for any and all third party liability caused by it in connection with the performance of this Lease and shall defend, indemnify and save the other party harmless from all such liability, claims, judgments, costs and attorneys’ fees. This provision shall survive the expiration or termination of this Lease.

B.	Tenant agrees to provide comprehensive general liability insurance with combined single limits of not less than $1,000,000 per occurrence and shall name Landlord or its assigns under said insurance policy as additional insureds. Tenant shall furnish to Landlord a certificate of insurance indicating that said policy is in full force and effect, that Landlord and its assigns as their interests may appear have been named as additional insureds and that Tenant’s insurance company will provide thirty (30) days prior written notice of the proposed cancellation of said policy to Landlord.

C.	Tenant shall obtain and provide fire, extended coverage and property damage insurance in an amount equal to the replacement value of Tenant’s personal property on the Premises attributable to all perils and casualties insured against under the standard fire and extended coverage policy form. Tenant shall furnish Landlord a certificate of insurance indicating that said policy is in full force and effect, and that Tenant’s insurance company will provide thirty (30) days prior written notice of the proposed cancellation of said policy to Landlord.

D.	[Intentionally Omitted]

E.	[Intentionally Omitted]

F.	Landlord and Tenant each agree to obtain in any insurance policy required hereunder a waiver of any right of subrogation any such insurer of either party may acquire or claim against the other party by reason of the payment of any loss under any insurance obtained by either party pursuant to this Lease.

G.

If Landlord or Tenant fails to maintain the insurance required under this Paragraph 13, Landlord or Tenant, as the case may be, may order such insurance at the expense of the non-performing party and such amounts shall be payable by the non-

performing party upon demand.

H.	All insurance policies maintained by Landlord and Tenant pursuant to this Paragraph 13 shall be obtained from nationally-reputable insurance companies licensed to do business in the State of Florida. It is understood and agreed that any such policy may contain deductibles or self-insured retentions which are usual and customary for the types of insurance involved, in which case the respective policyholder shall be fully responsible for the portion of any loss within such deductible or self-insured retention.

14.	Replacement of Premises.

A.	Generally. In the event the Premises or a portion thereof shall become untenantable (as mutually determined by Landlord and Tenant) on account of damage by fire, act of God, or other casualty, Landlord shall be given the option to correct the deficiency or condition which shall render the Premises untenantable or to terminate this Lease.

B.	Termination. Within twenty (20) calendar days after the date of any casualty to the Premises, Landlord shall notify Tenant in writing as to whether or not it elects to repair same. If, in the reasonable opinion of Landlord, it is not feasible to repair or rebuild the same, then Landlord shall have the option to terminate this Lease. In the event Landlord elects to repair said Premises, it shall have one hundred eighty (180) calendar days from the date of its notice to Tenant to effect such repairs.

C.	Abatement of Rent and Termination by Tenant. During the period from Landlord’s notice to Tenant of damage to the Premises preventing reasonable access to the Premises until the Premises are restored to their prior condition and possession thereof given to Tenant, the Rent due hereunder shall be abated in an amount proportionate to the percentage of the Premises that are rendered untenantable. In the event said repairs have not been completed within the period specified, then Tenant, at its option, which must be exercised in writing within twenty (20) calendar days from the expiration of the time period specified and prior to completion of reconstruction, may terminate this Lease. If either Landlord or Tenant terminates this Lease as above provided in this Paragraph, any moneys due and owing to Landlord shall be paid by Tenant up to the date of termination specified in the applicable notice, whereupon all future obligations on the part of both parties hereto shall cease and neither Landlord nor Tenant shall incur any further obligations whatsoever from and after such termination of this Lease.

15.	Condemnation of Leased Premises.

A.

If the entire Premises or any portion thereof which leaves the Premises reasonably unfit for the normal conduct of the business of Tenant, at any time during the Term of this Lease or any extension thereof, shall be taken by the exercise of a power of eminent domain, this Lease shall then terminate as of the date of title vesting in such proceeding, all Rent shall be paid up to that date, and Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired Term of this Lease, nor shall Landlord have any claim against Tenant for obligations relating to the unexpired portion of the Term.

B.	In the event of any condemnation or taking as aforesaid, whether whole or partial, Tenant shall not be entitled to any part of the award paid for such condemnation except as set forth below; Tenant hereby expressly waiving any right or claim to any part thereof. Although all such damages awarded in the event of any condemnation are to belong to Landlord, whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the leased Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment or any and all damage to Tenant’s business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be subject in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment.

16.	Personal Property Taxes. Tenant shall pay, or cause to be paid, when due any and all taxes levied or assessed and which become payable during the Term or any Extended Term hereof upon Tenant’s equipment, furniture, fixtures, and other personal property located at the subject Premises. In the event any or all of Tenant’s equipment, furniture, fixtures, and other personal property shall be assessed and taxed with the real property, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s personal property.

17.	Entry by Landlord. Subject to Tenant’s reasonable security, safety, and export control requirements, Landlord reserves, and shall during reasonable business hours have, the right to enter the Premises to inspect the same, to post notices of non-responsibility, to post signs, to make repairs, alterations, improvements and additions to the Premises that are reasonably necessary or desirable, without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that the entrances to and exits from the Premises shall not be blocked thereby, and further providing that the business of Tenant or any of its subtenants shall not be interfered with unreasonably. Unless in an emergency, Landlord shall first give notice of its intent to enter the Premises and obtain Tenant’s consent thereto. In the event of an emergency, Landlord shall have the right to use any and all means which Landlord may reasonably deem proper to open said doors in order to obtain entry to the Premises without liability to Tenant or any of its subtenants except for any failure to exercise due care for Tenant’s or any subtenant’s personal property located on such Premises.

18.	Assignment and Subletting.

A.	Except as provided under Paragraph 18.B., below, Tenant shall not voluntarily assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereof, or allow any person (the employees, agents, servants, customers, and invitees of Tenant excepted) to occupy or use the Premises or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. If Landlord’s written response to a written request to sublet or assign is not received by Tenant within thirty (30) days after receipt of such request by Landlord, Landlord’s failure to respond will be deemed as consent. A consent to one assignment, subletting, occupation or use by another person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Consent to any such assignment or subletting shall not relieve Tenant or any Guarantor of any liability under this Lease. Any such assignment or subletting without Landlord’s consent shall be void.

B.	Notwithstanding, Paragraph 18.A., above, Tenant may assign or sublet this Lease to any corporate parent, subsidiary or successor in interest through merger, reorganization or the like; provided, however, that any such assignment or subletting, shall not relieve Tenant of any liability under this Lease, unless approved by Landlord in writing which shall not be unreasonably conditioned, delayed or withheld if the creditworthiness of such assignee or sublessee is acceptable to Landlord and Landlord’s assignees.

19.	Default.

A.	Default of Tenant and Remedies of Landlord:

1)	Tenant shall be in default of this Lease if any of the following events occur:

a)	The failure of Tenant to make payment of any Rent or other sums required to be paid by Tenant under this Lease when and as the same shall become due and payable where such failure shall continue for a period of ten (10) days after receipt of written notice thereof from Landlord to Tenant;

b)	The failure of Tenant to comply with any material covenants, agreements, terms or conditions contained in this Lease other than those referred to in the foregoing Paragraph, provided such default continues for a period of thirty (30) days after written notice thereof from Landlord is received by Tenant; provided further that Tenant’s time to cure such default shall be extended for such additional time as shall be reasonably required for the purpose if Tenant shall proceed with due diligence during such thirty (30) day period to cure such default and is unable by reason of the nature of the work involved to cure the same within the said thirty (30) days;

c)	If a petition is filed by or against Tenant seeking a bankruptcy reorganization, arrangement, composition, readjustment, liquidation,

dissolution or similar relief under any present or future federal, state or other statute, law or regulation, and remains undismissed for an aggregate of sixty (60) days, or if any trustee, receiver, or liquidator of Tenant of all or any substantial part of its properties or of the Premises shall be appointed with or without the consent or acquiescence of Tenant and such appointment remains unvacated for an aggregate of sixty (60) days; or if Tenant shall be adjudicated bankrupt or adjudged to be insolvent, or Tenant shall make an assignment or other conveyance in trust for the benefit of creditors; or

d)	If Tenant vacates and abandons the Premises during the Term hereof, without payment of Rent, except in accordance with the terms hereof.

2)	If Tenant is in default as provided in subparagraphs 1)(a), (b), (c), or (d) above, Landlord shall have the option, without further notice to Tenant or further demand for performance:

a)	To institute suit against Tenant to collect each installment of Rent or other sums as it becomes due or to enforce any other obligation under this Lease;

b)	As a matter of right, to procure the appointment of a receiver by any Court of competent jurisdiction. All rents, issues, and profits, income and revenue from the leased Premises shall be applied by such receiver to the payment of the Rent, together with any other obligations of Tenant under this Lease; or

c)	Upon receipt of proper authorization from a court of competent jurisdiction, to re-enter and take possession of the leased Premises and to remove Tenant and Tenant’s agents and employees there from after Tenant has had adequate time (a maximum of one-hundred eighty [180] days) to remove its personal property or Government owned property from the Premises, and either:

(i)	Terminate this Lease and sue Tenant for damages for breach of the obligations of Tenant under this Lease; or

(ii)

Without terminating this Lease, to relet, assign or sublet the Premises as the agent and for the account of Tenant in the name of Landlord or otherwise, upon the best terms and conditions Landlord may make with the new tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions as Landlord, in its reasonable discretion, may determine and may collect and receive the Rent therefore, provided Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any Rent due upon any such reletting. In this event, the rents received on any such reletting shall be applied first to the reasonable expenses of reletting and collecting, including, without limitation, all repossession costs, and any real estate commission paid, reasonable alteration costs and reasonable expenses of preparing said Premises for reletting, and thereafter toward payment of the rental and of any other amounts payable by Tenant under this Lease. If the sum realized shall not be sufficient to pay such Rent and other charges, within five (5) days after demand, Tenant will pay to Landlord any such deficiency as it accrues. Landlord may sue Tenant therefore as each deficiency shall arise, if Tenant shall fail to pay such deficiency within said time allowed.

3)	In the event that Tenant is in default under subparagraph 1) a) by virtue of its failure to make payment of any Rent under this Lease and the failure to cure within the prescribed time, in addition to any remedies available under 2) above, Landlord may, at its option, accelerate all rent due under this Lease for the remainder of the Term or the Extended Term for which Tenant has exercised its option to renew.

4)	In the event Landlord elects to re-enter or take possession of the Premises, Tenant shall quit and peaceably surrender the Premises to Landlord after Tenant has had adequate time (a maximum of one hundred eighty [180] days) to remove its personal property or Government-owned property, and Landlord may enter upon and re-enter the Premises and possess and repossess itself thereof, and may dispossess Tenant and remove Tenant and may have, hold and enjoy the Premises and the right to receive all rental income of and from the same. Landlord shall exercise due care for property so removed.

5)	No such re-entry or taking of possession by Landlord shall be construed as an election on Landlord’s part to terminate or surrender this Lease unless a written notice of such intention is served on Tenant.

B.	Default of Landlord and Remedies of Tenant:

1)	Landlord shall be in default of this Lease if any of the following events occur:

a)	The failure of Landlord to make payment of any sums required to be paid by Landlord under this Lease when and as the same shall become due and payable, or as to payments to be made to Tenant, failure of Landlord to make payment within ten (10) days after receipt of written notice from Tenant.

b)	The failure of Landlord to comply with any of the covenants, agreements, terms or conditions contained in this Lease other than those referred to in the foregoing Paragraph provided such default continues for a period of thirty (30) days after written notice thereof from Tenant is received by Landlord; provided further that Landlord-s time to cure such default shall be extended for such additional time as shall be reasonably required for the purpose if Landlord shall proceed with due diligence during such thirty (30) day period to cure such default and is unable by reason of the nature of the work involved to cure the same within the said thirty (30) days.

2)	If Landlord is in default as provided above, Tenant shall continue this Lease without termination and nonetheless recover from Landlord all such damages, costs and expenses, including reasonable attorneys’ fees and court costs incurred as a result of such default. Rent shall not be subject to abatement, reduction, or offset for recovery of Tenant’s damages, costs and expenses resulting from Landlord’s breach or for any other reason.

C.	General Provisions Upon Default:

1)	The enumeration of the foregoing remedies does not exclude any other remedy, but all remedies are cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity subject to the terms and conditions of this Lease.

2)	No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be waived, altered, modified or terminated except by written instrument executed by the party entitled to enforcement. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

20.	Quiet Enjoyment. Landlord covenants that if, and so long as, Tenant pays the Rent as herein provided and performs the covenants hereof, Landlord shall do nothing to affect Tenant’s right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease.

21.

Estoppel Certificate. Landlord and Tenant shall, without charge, at any time and from time to time hereafter, within thirty (30) days after receipt of a request therefore from the other, certify by written instrument, duly executed and acknowledged, as to the validity and force and effect of this Lease, in accordance with its tenor, as then constituted, as to the fact that this Lease is unmodified, or, if there has been any modification thereof, as to the nature of the modification or modifications and as to the validity and force and effect of such modification, as to the existence of any default on the part of any party hereunder, as to the existence of any offsets, counterclaims, or defenses thereto, and as to any other matters which may be reasonably requested.

22.	Subordination. Provided that Landlord shall secure a non-disturbance agreement reasonably satisfactory in form and substance to Tenant from the holder of the first mortgage on the Premises, Tenant agrees that this Lease is and shall be, at all times, subject and subordinate to the lien of the first mortgage which Landlord or its assigns have entered or may enter into covering said Premises and to any and all advances to be made thereunder and to the interest granted thereby. This Lease shall not be subject and subordinate to the lien of any subsequent mortgages or deeds of trust which Landlord or its assigns shall make covering said Premises. Tenant hereby acknowledges the right of Landlord to assign the Rent to be received by Landlord hereunder and Landlord’s rights to enforce Tenant’s obligation to pay Rent under this Lease.

23.	Non-Disturbance. Such non-disturbance agreement shall provide in substance that so long as Tenant performs all covenants and conditions of this Lease, Tenant’s rights under the Lease shall not be disturbed or diminished by Landlord or any mortgage holder, and so long as Tenant performs all covenants and conditions of this Lease, and continues to pay rent to whomsoever may be lawfully entitled to same, this Lease and Tenant’s possession thereunder shall not be disturbed by any mortgagee(s) or anyone claiming under or through them. Tenant hereby acknowledges that Landlord may at any time assign its rights and obligations under this Lease to a lender providing financing for construction of the improvements on the Premises by Landlord, and in the event that such lender shall invoke the remedies provided in such assignment of lease so that such lender is entitled to receive any rents from Tenant, Landlord hereby requests that Tenant make, and Tenant hereby covenants and agrees to make such payments directly to such lender as directed by such lender.

24.	Notices. All notices, demands, requests or other instruments required in this Lease to be given by Tenant to Landlord or Landlord to Tenant shall be in writing, hand delivered or sent by prepaid certified or registered mail of the United States, or by overnight courier such as Federal Express at the address listed below or such other place as the parties may designate from time to time by written notice.

Landlord:	Tamir Silvers, LLC
4600 NW 128th Street
Miami, FL 33054
Attn: Ofer Tamir
Facsimile: (305) 688-2344

w/copy to:	Gary P. Simon, Esquire
9100 South Dadeland Blvd., Suite 504
Miami, Florida 33156
Facsimile: (305) 670-6776

Tenant:	SPACEHAB, Incorporated 12130 Highway 3, Building 1 Webster, TX 77598 Attn: Brian Harrington Facsimile:

With a copy to:	Dewey Ballantine, LLP 1301 Avenue of the Americas New York, NY 10019 Attention: Frederick W. Kanner, Esquire Facsimile: (212) 259-7302

With a copy to:	NAI Realvest Partners, Inc. 2200 Lucien Way, Suite 350 Maitland, Florida 32751 Attention: Paul P. Partyka Facsimile: (407) 875-3137

25.	Authority of Parties.

A.	Each party hereto represents and warrants that the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease on behalf of said party and that upon such execution this Lease will be fully binding and enforceable against the respective parties.

B.	Landlord, as a subdivision of the government of the State of Florida, warrants and represents that it has the power and authority to carry out the responsibilities of this Lease.

26.	Leasing Commissions or Brokerage Fees. Tenant and Landlord warrant and represent that neither has engaged any real estate broker or agent in connection with this Lease or its negotiation, except for JM Real Estate, Inc., on behalf of Landlord, and NAI Realvest Partners, Inc., on behalf of Tenant. Landlord and Tenant agree to indemnify and hold the other harmless from and against any and all claims for any such compensation, commissions or fees arising from or out of any breach of the foregoing representation and warranty. No commissions shall be payable to either party on the Lease.

27.	[Intentionally Omitted].

28.	Environmental Matters.

A.

For purposes of this Lease, “Hazardous Substances” shall mean (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iii) any “hazardous materials” as defined by Florida Statutes, rules or regulations as amended from time to time, and regulations promulgated thereunder; (iv) any substance, the presence of which in, on, or about the Premises, in the quantity(ies) present, is prohibited, regulated or restricted by any law or regulation similar to those set forth in this definition; (v) crude oil or fractions thereof, gasoline or any petroleum product or by-product, asbestos, and radon; and (vi) any other substance which by law or regulation requires special handling in its generation. The term “to generate” means to use, collect, generate, store, transport, treat or dispose of. The term “Environmental Laws” means any existing federal, state or local statute, regulation, rule, code or ordinance or any existing judicial or administrative decree or decision relating to the public health and safety or the protection of the environment including, without limitation, the following statutes, all amendments thereto and the regulations promulgated thereunder, in each case as presently in effect: (a) the Comprehensive Environmental Response Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U-S-C, 42 U.S.C. and 42 U.S.C. ‘9601 et seq., “CERCLA”); (b) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ‘6901, et seq., (“RCRA”); (c) the Hazardous Materials Transportation Act (49 U.S.C. ‘1801 et seq., (“H MTA”); (d) the Toxic Substances Control Act (15 U.S.C. ‘ 2061, et seq., “TSCA”), (e) the Clean Water Act (33 U. S. C.’7401, et seq.); (f) the Clean Air Act (42 U.S.C. 7401 et seq.); (g) the Safe Drinking Water Act (21 U.S.C. ‘349; 42 U.S.C. ‘201 and ‘ 300f et seq, (h) the National Environmental Policy Act of 1969 (42 U.S.C. ‘4321); (1) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C. (“SARA”); (j) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C ‘1101 et seq.); (k) Occupational Safety and Health Act (29 U.S.C. ‘651 et seq.).

B.

Tenant will not cause or permit the Premises or Tenant to be in violation of, or do anything or permit anything to be done which will subject the Premises to any remedial obligations under, any Environmental Laws, as each of said laws may be amended from time to time, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Premises. Tenant will promptly notify Landlord in writing of any existing, pending or, to the best knowledge of Tenant, threatened investigation or inquiry by any governmental authority in connection with any applicable Environmental Laws. Tenant will not cause or permit the disposal or other release of any Hazardous Substance or solid waste on or to the Premises in violation of any Environmental Law and Tenant covenants and agrees to keep or cause the Premises to be kept free of any Hazardous Substance or solid waste used or generated by Tenant so as not to cause any violation of any Environmental Law, and to remove the same (or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery, at Tenant’s sole expense. Without limitation of Landlord’s rights to declare a default hereunder and to exercise all remedies available by reason thereof, if Tenant fails to comply with or perform any of the foregoing covenants and

obligations, Landlord may under this Paragraph. Landlord and Tenant further agrees to indemnify, hold harmless, and defend                      each other, its officers, employees, agents and/or invitees (with legal counsel reasonably acceptable to Tenant or Landlord) from and against any claims, third party judgments (including judgments in favor of any employees, agents, invitees, servants, licensees, officers or directors of Tenant or Landlord), damages, governmental penalties, third party fines, costs, liabilities (including sums paid in settlement of third party claims including claims brought by any employees, agents, invitees, servants, licensees, officers or directors of Tenant or Landlord), and expenses relating to the foregoing (including, but not limited to, reasonable attorneys’ fees, court costs and out-of-pocket expenses of consultants and experts), which arise during or after the Lease Term in connection with the presence of Hazardous Substances at, on, in, under, to or from the Premises and which are caused by, in whole or in part, the acts and omissions of Landlord or Tenant, its officers, employees, agents, or invitees, or which existed prior to the Commencement Date, except if such presence was caused by Tenant, its officers, employees, agents or invitees. This indemnity specifically covers costs incurred in connection with any investigation of site conditions, any cleanup, remediation, removal or restorative work conducted pursuant to any federal, state, or local rule, regulation, ordinance, or any order, directive, decree, permit, requirement, or citation issued under federal, state, or local environmental laws and third party claims arising under common law or Environmental Laws in connection with the recovery of environmental substances.

C.	Tenant will not cause or permit the Premises or Tenant to be in violation of, or do anything or permit anything to be done which will subject the Premises to any remedial obligations under, any Environmental Laws, as each of said laws may be amended from time to time, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Premises. Tenant will promptly notify Landlord in writing of any existing, pending or, to the best knowledge of Tenant, threatened investigation or inquiry by any governmental authority in connection with any applicable Environmental Laws. Tenant will not cause or permit the disposal or other release of any Hazardous Substance or solid waste on or to the Premises in violation of any Environmental Law and Tenant covenants and agrees to keep or cause the Premises to be kept free of any Hazardous Substance or solid waste used or generated by Tenant so as not to cause any violation of any Environmental Law, and to remove the same (or if removal is prohibited by law, to take whatever action is required by law) promptly upon discovery, at Tenant’s sole expense. Without limitation of Landlord’s rights to declare a default hereunder and to exercise all remedies available by reason thereof, if Tenant fails to comply with or perform any of the foregoing covenants and obligations, Landlord may continue, survive and remain in full force and effect notwithstanding the expiration or termination of this Lease.

29.	Termination by Landlord or Tenant. Intentionally omitted.

30.	[Intentionally Omitted].

31.	General Provisions.

A.	Legal Costs and Expenses. The prevailing party shall recover from the other party all costs and expenses, including reasonable attorneys’ fees in any court action brought to recover any rent or other sums due and unpaid under the terms hereof, or for the breach of any material terms and conditions herein contained, or to recover possession of the leased Premises, whether or not such court action shall proceed to judgment.

B.	Severability of Provisions. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term or any Extended Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby and it is also the intention of the parties to this Lease that if any clause or provision is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

C.	Right-Of-Way. Landlord reserves the right to grant or devise rights-of-way, easements, and rights of passage for utility and public purposes over, on, and through the Real Property, provided, however, that such grant shall not unreasonably interfere with Tenant’s use and occupancy of the Premises. Tenant shall be given reasonable advance written notice prior to the start of any construction work in connection with such grant.

D.	Definition of Terms. Whenever the words “Landlord” and “Tenant” are used in this Lease, they are applied to persons, both men and women, companies, partnerships, limited liability companies, and corporations, and in reading this Lease, the necessary grammatical changes of words required to make the provisions hereof mean and apply as aforesaid shall be made in the same manner as if written into this Lease.

E.	Marginal Headings. The Marginal headings and Paragraph titles to the Paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

F.	Prior Agreement and Amendments. This Lease contains all the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

G.

Successors and Assigns. The obligations and rights under this Lease shall be binding upon and inure to the benefit of the heirs, administrators, executors, personal representatives, successors and assigns of the parties; provided, however, that any assignment or subletting by Tenant in violation of the terms of this Lease shall not vest any rights whatsoever in the assignee or subtenant.

H.	Time. Time is of the essence of this Lease and of each and all of its provisions in which performance is a factor.

I.	Short Form Lease. The parties agree, at the request of either of them, to execute a Short Form Lease for recording, containing the names of the parties, the legal description of the Premises, and the Term of the Lease.

J.	Law Governing. This Lease shall be construed and enforced in accordance with the laws of the State of Florida.

K.	Laws. Those limitations on the recovery of damages which are specifically provided by Florida Statute apply to this Lease (see Section 331.328, Florida Statutes). Such limitations include, but are not limited to, the following:

1)	As a subdivision of the government of the State of Florida, the Landlord is liable for damages only to the extent provided by Section 768.28, Florida Statutes, as amended from time to time, and any other applicable statute or regulation of the State of Florida.

2)	Except as may be otherwise provided herein, the Landlord is not bound to indemnify the Tenant, or its agents, for liquidated damages or third party claims arising from this Lease.

The parties hereto recognize that (a) Landlord is subject to various statutes of the State of Florida which govern its operations; (b) many of such statutory provisions are referenced herein for disclosure purposes; and (c) while every effort has been made to make the provisions of this Lease consistent with the referenced statutes and other statutes or regulations to which the Landlord is subject, any inconsistencies between the terms of the Lease and such statutes or regulations should be resolved in favor of the statutory or regulatory provisions.

L.	No Waiver. No provision of this Lease shall be construed as a waiver by either party of any right, defense, or claim which either party may have in any litigation arising under this Lease, in addition, no such provision shall be construed as a waiver by the State of Florida.

M.	Waiver of Rights of Recovery. Landlord and Tenant each hereby waive any and all rights of recovery against the officers, directors, partners, shareholders, employees, agents and representatives of such other party for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause.

N.	Limitation of Liability. Notwithstanding anything contained herein to the contrary, the liability of Tenant for any breach or default of this Lease is expressly limited to the Tenant’s obligations under the Lease and no other obligations of any kind are assumed hereby.

O.	Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal or state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

IN WITNESS WHEREOF, this Lease is hereby executed the day and year first above written, in three (3) counterparts, each of which shall be deemed an original document.

LANDLORD
Signed, sealed & delivered
in the presence of:		Tamir Silvers, LLC,
a Florida Limited Liability Company

		By:	/s/ OFER TAMIR
	/s/ THELMA I. VALOY	Name:	Ofer Tamir
Print Name:	Thelma I. Valoy	Title:	Vice President

	/s/ Illegible		[SEAL]
Print Name:	Illegible

TENANT

SPACEHAB, INCORPORATED,
a Washington corporation

	/s/ ROY PAYZANT	By:	/s/ MARTIN MCLELLAN
Print Name:	Roy Payzant	Name:	Martin McLellan
		Title:	Vice President

	/s/ Illegible		[CORPORATE SEAL]
Print Name:	Illegible

Second Addendum to Purchase and Sale Agreement and to Lease

Whereas Tamir Silvers, LLC (“BUYER”) agrees to buy and Spacehab, Inc., (“SELLER”) agrees to sell the Buildings and all fixtures and improvements on the land described as and lessee’s leasehold interest in ground lease at property described as: 620 Magellan Road, Cape Canaveral, FL 32920, as more fully described in the P & S Agreement, and Seller agrees to leaseback the property under a lease, but this addendum shall supersede conflicting terms and conditions in the P & S Agreement and in the lease back agreement.

1.	As part of the Purchase Price, Seller agrees to take back a purchase money 2nd (PM 2) mortgage, in the amount of $675,178.50. It earns interest at the rate of 6.75% per annum. It is payable interest only monthly (determined as $45,574.56 /12 = $3,797.88 monthly payment). The Seller shall carry the PM2 mortgage through the end of the 5 year lease back. If the lease back is extended, the tenant shall submit a 3 month base rent security deposit. . The note is to be a non-negotiable promissory note (Note shall be “paid to Seller” and NOT “pay to the order of Seller”), so if Seller as tenant has any defaults Buyer as landlord shall have the right to offset such defaults against the note as of the date of the default without prior notice to tenant. Interest shall abate as to such offset amounts. Such right of offset is in lieu of a security deposit.

2.	The PM 2 note mortgage shall have a 15 day grace period for monthly mortgage payments, a late charge of 5% for late payments, no tax and insurance escrow.

3.	The first mortgage will be in the amount of $2,475,000, and Seller agrees to subordinate its’ PM 2 note and mortgage to a first mortgage of Buyer’s from time to time, as long as the principal amount does not exceed this amount, excluding accrued interest, attorneys fees and costs, taxes and other reasonable amounts such first mortgage lender may advance to protect its interest.

4.	The lease back shall be layered in behind the existing ground lease, which ground tenant’s interest is being assigned to Buyer. Seller has 2 existing sub-tenants, which will be layered in also as such sub-tenants will remain and become subtenants of Seller.

SELLER/TENANT:
Spacehab, Inc.

By:	/s/ Illegible	3/17/05
Date

BUYER/LANDLORD:
Tamir Silvers, LLC

By:	/s/ Illegible	3/18/05
Date